Exhibit (a)(5)

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Investor Contact

Chris Stanfield

Echelon

+1-408-938-5243

stanfield@echelon.com

ECHELON ANNOUNCES EMPLOYEE STOCK OPTION

EXCHANGE PROGRAM

(SAN JOSE, CA – SEPTEMBER 20th, 2004) – Echelon Corporation (NASDAQ: ELON), the leading supplier of hardware, software and infrastructure products for the LONWORKS® device networking market, announced today that its Board of Directors has approved a voluntary stock option exchange program for Echelon employees.

Under the program, Echelon employees will be offered the opportunity to exchange outstanding stock options for new stock options, which will be granted at an exchange ratio determined by the option price of the original stock option. Employees will receive new stock options in exchange for outstanding stock options at an exchange ratio of between 5 to 1 and 1 to 1 depending on the option price of the original stock option. The new stock options will be granted on the first business day that is six months and one day after the cancellation of the exchanged options. Echelon expects the new option grant date to be April 22, 2005.

ECHELON ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM	Page 2 of 3

“We believe that employee stock options make an important contribution to shareholder value by helping to motivate and retain employees,” said Ken Oshman, Echelon’s chairman and chief executive officer. “I believe this program is an important indication of our commitment to the success of Echelon and its stockholders.”

The exercise price per share of the new options will be the fair market value of Echelon common stock at the close of regular trading on the new option grant date. However, the exercise price to Echelon’s executive officers that elect to participate will not be less than 115 percent of the closing price of Echelon common stock on the date that the exchanged options are cancelled. Echelon’s chief executive officer, president, and chief financial officer as well as the members of the Echelon Board of Directors are not eligible to participate in this program.

Echelon expects there will be no compensation charges as a result of the stock option exchange program under current accounting rules. The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that Echelon filed with the Securities and Exchange Commission.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world leader in networking machines and everyday devices. The company offers a comprehensive line of hardware and software products for automating building, consumer, industrial, transportation, and utility products using LONWORKS networks, an international, cross-industry, open standard for interoperable device networks.

Echelon is based in San Jose, California with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information can be found at http://www.echelon.com.

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Echelon, LONWORKS, LONMARK®, LONWORLD®, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries.

ECHELON ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM	Page 3 of 3

This press release may contain statements relating to future plans, events or performance. Such forward-looking statements include statements regarding the expected timing of the new option grant date and the accounting consequences of the stock option exchange program, and involve risks and uncertainties, including risks regarding the expected timing of the exchange program, changes in accounting rules, unknown levels of employee participation in the exchange program, and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.